EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is effective as of January 1, 2011 (the “Effective Date”), by and between AVT, Inc., a Nevada corporation, and Natalie Russell, an individual (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be so employed and to serve from and after the Effective Date, in the capacity of Vice President of Engineering to perform services on its behalf in said position;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           EMPLOYMENT

The Company agrees to continue to employ the Executive, and the Executive agrees to continue to serve the Company, on the terms and conditions set forth herein.

2.           TERM

Subject to Section 5 hereof, the Executive’s employment under this Agreement shall commence on the Effective Date and shall end on the first anniversary of the Effective Date (the “Initial Term”); provided that such term shall be automatically extended for additional one-year periods, unless, not later than 45 days prior to the expiration of the Initial Term (or any extension thereof pursuant to this Section 2) either party hereto shall provide written notice of its or her desire not to extend the term hereof to the other party hereto.  As used herein, the term “Term” shall mean the Initial Term together with each one-year extension.

3.           POSITION AND DUTIES

(a)           The Executive shall be duly appointed, effective on the Effective Date, and shall thereafter during the Term, serve as Secretary, Chief Financial Officer and acting President of the Company and shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company customarily associated with the position of Secretary and Officer Manager, as well as such duties and services required herein and as may be reasonably assigned to her from time to time by the Board of Directors of the Company (the “Board”).  The Executive shall perform her duties to the best of her ability and in a diligent and proper manner.

(b)           Except during vacations and periods of illness, the Executive shall, during the Term, devote all Executive’s business time (as opposed to personal time) and attention to the performance of services for the Company and its subsidiaries hereunder; provided, however, that the Executive shall be permitted, to (i) continue to serve on the boards of the business enterprises on which she is serving as of the Effective Date, (ii) subject to the prior consent of the Corporate Governance Committee of the Board (the “Corporate Governance Committee”), serve on any board of any business enterprise other than those referenced in clause (i) above, and (iii) serve on any board of any non-profit organization without obtaining such a consent.  Notwithstanding the foregoing, the Corporate Governance Committee shall have the right, at any time during the Term, to require that the Executive resign from Executive’s position on the board or trusteeship of any for-profit organization, effective as soon as such resignation may be properly effected under applicable law, and the charters, by-laws or other governing documents of the applicable for-profit organization.  On or before the Effective Date, the Executive shall provide the Corporate Governance Committee with a list of the boards and committees on which she is serving as of the Effective Date.

4.           COMPENSATION AND RELATED MATTERS

(a)           Salary.                      During the Term, the Company shall pay to the Executive a base salary at a rate of not less than $65,000 per annum, payable in accordance with the usual payroll practices of the Company, but not less frequently than bi-weekly.  The Executive’s base salary may be increased from time to time by the Compensation Committee of the Board (the “Committee”) and, if so increased, shall not thereafter be decreased during the Term.  As used herein, “Base Salary” means the Executive’s initial salary hereunder as the same may be increased during the Term.

 Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to assert that any breach of this Section 4(a)(ii) constitutes grounds for the Executive’s termination of Executive’s employment for “Good Reason” (as defined below).

(b)           Bonus.                      Executive shall be eligible to earn an annual bonus (the “Bonus”) as directed by the Company’s Committee.

(c)           Compensation Warrant.  On each of the following dates: March 31, 2011; June 30, 2011; September 30, 2011; and December 31, 2011, Executive shall receive a five (5) year cashless warrant to purchase up to 30,000 shares of the Company’s common stock at an exercise price of $.10 per share (the “Compensation Warrant”).  During the time when Executive is employed by the Company, and for a period of 5 years thereafter, Executive shall limit Executive’s (or any affiliate of Executive) daily sale of the shares of common stock issued upon exercise of the Compensation Warrant (or any additional shares of common stock received from the Company as compensation) to no more than 5% of the average daily volume of the Company’s common stock as quoted on www.otcmarkets.com based upon the average trading volume for the previous 30 trading days.

(d)           Vacations.                      During the Term, Executive shall be entitled to the number of days of paid time off (“PTO”) in each fiscal year determined in accordance with the Company’s PTO policies.  During the first year of this Agreement, Executive shall receive 15 days vacation and 5 sick days.

(e)           Benefit Plans.                                Executive will be entitled to the Company’s standard benefit plans.

5.           TERMINATION

The Executive’s employment hereunder and the Term may be terminated under the following circumstances:

(a) Death.  The Executive’s employment hereunder shall terminate upon Executive’s death.  In the case of any such termination upon death, the Executive’s estate shall be entitled to the payments and benefits described in Section 6(a).

(b) Disability.  If the Executive is unable to timely and regularly perform Executive’s duties hereunder due to physical or mental illness, injury or incapacity, as determined by the Board in good faith based on medical evidence acceptable to it (a “Disability”), and such Disability continues for a period of six consecutive months, then the Company may terminate the Executive’s employment hereunder.  A return to work for less than 30 consecutive days during any period of Disability shall not be deemed to interrupt the running of (and shall be included in) the aforementioned six-month period.  In the case of any such termination by the Board on account of Disability, the Executive shall be entitled to the payments and benefits described in Section 6(a).

(c) Termination by the Company for Cause.  The Company may terminate the Executive’s employment hereunder at any time for Cause.  For purposes of this Agreement, “Cause” shall mean a termination of employment of the Executive by the Company due to (i) the commission by the Executive of an act of fraud or embezzlement against the Company or any of its subsidiaries or the conviction of the Executive in a court of law, or guilty plea or no contest plea, of any charge involving an act of fraud or embezzlement (including the willful and unauthorized disclosure of information of the Company or any of its subsidiaries which the Executive knows or should know to be material, confidential and proprietary to the Company or any of its subsidiaries, which results, or could reasonably have been expected to result, in material financial loss to the Company or any of its subsidiaries), (ii) the conviction of the Executive in a court of law, or guilty plea or no contest plea, to a felony charge, (iii) the willful misconduct of the Executive as an employee of the Company or any of its subsidiaries which is reasonably likely to result in injury or financial loss to (I) the Company or (II) to any subsidiaries of the Company, which injury or loss is material to the Company taken as a whole, (iv) the willful failure of the Executive to render services to the Company or any of its subsidiaries in accordance with the Executive’s employment, which failure amounts to a material neglect of the Executive’s duties to the Company and does not result from physical illness, injury or incapacity, and which failure is not cured promptly after adequate notice of such failure and a reasonably detailed explanation has been presented by the Company to the Executive, or (v) a material breach of any of the covenants in subsections 3(a), 3(b) or Section 10 hereof by the Executive, which breach is not cured, if curable, within 30 days after a written notice of such breach is delivered to the Executive.  The Executive shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to the Executive (1) reasonable notice setting forth the basis for termination for Cause, and (2) a reasonable opportunity for the Executive, together with Executive’s counsel, to request reconsideration by and be heard before the Board, provided; however, that such notice and opportunity to be heard shall not be required if the Board, based on the advice of counsel, deems it inconsistent with its fiduciary duties and so advises the Executive.

For purposes of determining whether the Executive was given “reasonable notice” and “reasonable opportunity to be heard” in connection with any determination by the Board as to whether Cause exists, 10 business days’ notice of the Board meeting shall be deemed to constitute “reasonable notice” (without prejudice to the determination of whether some other period would also constitute “reasonable notice”), and the opportunity for the Executive and Executive’s counsel to present arguments to the Board at such meeting as to why the Executive believes that no Cause exists shall constitute “reasonable opportunity to be heard” (without prejudice to the determination of whether some other forum or method would also constitute a “reasonable opportunity to be heard”).  For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(d) Termination by the Executive for Good Reason.  The Executive may voluntarily terminate Executive’s employment hereunder at any time for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean (i) a material breach by the Company of this Agreement (for the avoidance of doubt, other than any breach of Section 4(a)(ii) or 4(c)(ii)) or of the Non-Qualified Stock Option Agreement, which breach is not cured within 30 days after the Board’s receipt of written notice of such non-compliance from the Executive; (ii) the assignment to the Executive without Executive’s consent by the Company of duties materially and adversely inconsistent with the Executive’s position, duties or responsibilities as in effect immediately after the Effective Date, including, but not limited to, any material reduction in such position, duties or responsibilities, or a change in the Executive’s title or office, as then in effect, or any removal of the Executive from any of such positions, titles or offices, or any failure to elect or reelect the Executive as a member of the Board or any removal of the Executive as such a member, except in connection with the termination of Executive’s employment pursuant to any of subsections 5(a), 5(b) or 5(c) hereof; or (iii) the relocation of the Company’s headquarters to a place more than 50 miles from its location as of the Effective Date without the approval of the Executive.

(e) Termination by the Company Without Cause.  The Company may at any time terminate the Executive for any reason, and, except for the amounts payable pursuant to subsection 6(b) hereof (or as otherwise set forth in any equity agreement), the Executive shall have no claim against the Company under this Agreement or otherwise by reason of such termination.

(f) Termination by the Executive Without Good Reason. The Executive may at any time terminate Executive’s employment hereunder without Good Reason; provided that the Executive will be required to give the Company at least 90 days’ advance written notice of a resignation without Good Reason.

(g) Notice of Termination.  Any termination of the Executive’s employment hereunder, by the Company or by the Executive (other than termination pursuant to subsection 5(a) hereof), shall be communicated by written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

6.           COMPENSATION UPON TERMINATION

(a)           Death or Disability.  If the Executive’s employment hereunder terminates pursuant to subsections 5(a) (Death) or 5(b) (Disability), the Executive or Executive’s estate (as the case may be) shall be entitled to receive: (i) a lump sum payment on the date of such termination equal to the amount of any earned, but unpaid Base Salary through the date of such termination; and (ii) an additional lump sum payment not later than thirty (30) days following such termination equal to (A) two times Base Salary, and (B) the amount of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination.  In addition, the Executive or Executive’s estate, as the case may be, shall be entitled to receive the Bonus for the Fiscal Year in which such termination occurs, which is provided under the Bonus formula for such Fiscal Year, based on Actual Performance for such Fiscal Year as if the Executive had remained in the employ of the Company through the end of such Fiscal Year.  Such Bonus to be paid as and when bonuses are paid to the other senior executives of the Company.  In addition, for a period of 24 months after such termination, the Executive (unless the termination is the result of the Executive’s death) and Executive’s eligible dependents shall, to the extent permitted under the applicable plans of the Company as in effect on the date of such termination be eligible to continue to participate in the medical, life, dental and disability insurance coverage provided to employees at the Company’s expense; provided, however, that after such termination the Executive shall continue to pay premiums in respect to such coverage to the same extent that the Executive was paying such premiums immediately prior to such termination.

(b)           Termination by the Company Without Cause or by the Executive for Good Reason.

If the Executive’s employment is terminated by the Company pursuant to subsection 5(e) (Without Cause) or if the Executive terminates Executive’s employment pursuant to subsection 5(d) (for Good Reason), then the Executive shall be entitled to receive: (A) a lump sum payment on the date of such termination equal to the amount of any earned, but unpaid Base Salary through the date of such termination; and (B) an additional lump sum payment not later than thirty (30) days following such termination equal to (I) any earned but unpaid Bonus; and (II) the amount of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination.  The Executive shall have no further rights to any compensation or other benefits under this Agreement.

(c)           Termination by the Company For Cause or by the Executive Without Good Reason.

If the Executive’s employment is terminated by the Company under subsection 5(c) (for Cause) or by the Executive under subsection 5(f) (without Good Reason), the Executive shall be entitled to receive: (i) a lump sum payment on the date of such termination equal to the amount of any earned, but unpaid Base Salary through the date of such termination; and (ii) an additional lump sum payment not later than thirty (30) days following such termination for reimbursement of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination.  If the Executive’s employment hereunder is terminated by the Executive under subsection 5(f) (without Good Reason), the Executive shall also be entitled to receive any earned but unpaid Bonus not later than thirty (30) days following such termination.  The Executive shall have no further rights to any compensation or other benefits under this Agreement.

(d)           Expiration of the Employment Term.  In the event that the Company or the Executive elects not to extend the Term as provided in Section 2 hereof, the Executive’s employment shall be terminated upon the expiration of the Term, and, subject to Section 14 hereof, the provisions of this Agreement shall cease to apply effective as of such expiration, and the Executive shall be entitled to receive only the following:  (i) any accrued but unpaid Base Salary through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of termination; and (iii) any earned but unpaid Bonus.  The Executive shall thereafter receive no other compensation or benefits, other than pursuant to the terms of the plans, policies and practices of the Company; provided, however, that the Executive shall not be entitled to any payments or benefits under any separately stated severance plan, policy or program of the Company.

7.           INDEMNIFICATION AND INSURANCE

During the Term and thereafter, the Executive shall be entitled to indemnification to the fullest extent permitted in accordance with the By-Laws and/or charters or other formation and governing documents of the Company and its subsidiaries and affiliates and as provided under the terms of the Company’s directors and officers liability and (if applicable) fiduciary liability insurance policies (the “Policies”), as the Policies may be amended from time to time, or any successor policy, provided, that any such policy shall have terms that are, in the aggregate, no less favorable than the terms of the relevant policy in effect on the Effective Date.  If at any time the Company’s Board of Directors or a committee thereof approves a form of indemnification agreement for use with the Company’s directors or officers, then the Company shall enter into an indemnification agreement with the Executive containing the same terms and conditions as are contained in such form of indemnification agreement.

8.           TAXES

Except as otherwise provided in Section 7 of this Agreement, the Company shall withhold from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

9.           CONFIDENTIALITY AND NON-SOLICITATION

(a)           The Executive acknowledges that the information, observations and data obtained by Executive’s while employed by the Company concerning the business or affairs of the Company and its subsidiaries and affiliates which are not available to the public, customers, suppliers and competitors of the Company which are in the nature of trade secrets, are proprietary or the disclosure of which could reasonably be expected to cause a financial loss to the Company, or otherwise have an adverse effect on the Company (“Confidential Information”) are the property of the Company or such subsidiary or affiliate.  Therefore, the Executive agrees that, except as required by law or the rules of any national securities exchange, she shall not disclose to any unauthorized person or use for Executive’s own account any Confidential Information without the prior written consent of the Board, unless and to the extent that any of the aforementioned matters becomes generally known to the public or is ascertainable from public or published information and is available for use by the public other than as a result of the Executive’s acts or omissions to act.  The Executive shall deliver to the Company any time the Company may request in writing, all copies of all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data, or the portions thereof, that contain the Confidential Information, which she may then possess or have under Executive’s control.

During the Term and for 36 months thereafter, the Executive shall not either directly or indirectly through another entity, (i) induce or attempt to induce any management or other key employees of the Company or its subsidiaries or affiliates to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between the Company or its subsidiaries or affiliates and any such employee, or (ii) hire any person who was a management or other key employee of the Company or its subsidiaries or affiliates at any time during the Executive’s employment with the Company.

(b)           If, at the time of enforcement of this Section 10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances, if less, shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover, if less, the maximum period, scope and area permitted by law.

(c)           In the event of the breach or a threatened breach by the Executive of any of the provisions of this Section 10, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

10.           SUCCESSORS; BINDING AGREEMENT

(a)           This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, any corporation acquiring directly or indirectly all or substantially all of the Common Stock, business or assets of the Company, whether by merger, restructuring, reorganization, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement).  Each of the Company’s subsidiaries is hereby acknowledged to be a third-party beneficiary with respect to the provisions of Section 10 hereof and shall be entitled to enforce such provisions as if it were a party hereto.

(b)           This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of the Executive’s death or of a judicial determination of Executive’s incompetence, reference in this Agreement to the Executive shall be deemed to refer, as appropriate, to Executive’s beneficiary, estate or other legal representative.

11.           NO MITIGATION; NO OFFSET

The Company agrees that, subsequent to the Executive’s termination of employment by the Company, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive’s due under this Agreement, and that the amount of any payment that the Company is obligated to make to the Executive shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

12.           NOTICE

For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

[redacted]

If to the Company:

Natalie Russell
AVT, Inc.
341 Bonnie Circle, Suite 102
Corona, CA 92880

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.           SURVIVORSHIP

The respective rights and obligations of the parties hereunder, including the rights and obligations set forth in Sections 6, 7, 8, 9 and 10 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

14.           REPRESENTATIONS AND WARRANTIES

(a)           The Company represents and warrants that (i) it is fully authorized and empowered to enter into this Agreement and that the Board has approved the terms of this Agreement, (ii) the execution of this Agreement and the performance of its obligations under this Agreement will not violate or result in a breach of the terms of any material agreement to which the Company is a party or by which it is bound, (iii) no approval by any governmental authority or body is required for it to enter into this Agreement, and (iv) the Agreement is valid, binding and enforceable against the Company in accordance with its terms.

(b)           The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the Company, and the performance by the Executive of the Executive’s duties hereunder, shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement to which the Executive is a party or otherwise bound.

15.           MISCELLANEOUS

The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties respecting the employment by the Company of the Executive (including, without limitation, the Executive Severance Agreement, dated as of November 19, 1999), and that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretations, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to conflict of laws principles.  The parties hereby consent to the jurisdiction of the state and federal courts located within the State of California.  Any legal action, mediation or arbitration shall be held in North County San Diego, State of California.

16.           VALIDITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

17.           OWNERSHIP.

Company shall solely own and have exclusive worldwide right, title and interest in to all the work performed by Executive, and to all derivative works and/or modifications thereto, and in all United States and foreign trademarks, service marks, copyrights, patents, trade secrets, and all other intellectual property rights (collectively “Intellectual Property Rights”) relating thereto.  No license, ownership or other interest of any kind in the Work is granted directly or indirectly to Contractor.  In the event this Agreement is terminated for any reason prior to the completion of all of the Term, Company shall still exclusively own all rights in the work and other work in process related thereto, and in all Intellectual Property Rights related thereto.

18.           ASSIGNMENT.

All work performed by Executive, and all written, graphic and/or machine readable materials, documentation, designs, models, drawings, inventions, know-how, software code and tools, algorithms, libraries, routines, deliverables and other items created or produced by Executive hereunder (collectively “Related Materials”) are commissioned at Company’s request and direction and shall be considered a “work-made-for-hire” under the copyright laws of the United States.  To the extent that any of the work performed by Executive and/or Related Materials are not considered a “work-made-for-hire,” Executive hereby irrevocably assigns and transfers to Company all right, title and interest worldwide in and to the work performed by Executive and Related Materials, whether or not patentable or copyrighted, made or conceived or reduced to practice, and to all modifications and derivative works thereof and to all Intellectual Property Rights related thereto.  In addition, Executive hereby irrevocably waive any right to assert any moral rights against Company or any third party with respect to the work performed by Executive, Related Materials, any modifications or derivative works thereof, and/or to any Intellectual Property Rights related thereto.

19.           COUNTERPARTS

This Agreement may be executed in one or more counterparts (and by facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.

AVT, Inc. A Nevada corporation ______________________________________ By: Loretta Vermette Its: Chairman of the Board	Executive _______________________________________ Natalie Russell

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